Filed Pursuant to Rule 424(b)(4)
Registration No. 333-298203

335,001 Shares of Common Stock
3,398,333 Pre-Funded Warrants to Purchase Up to 3,398,333 Shares of Common Stock
3,733,334 Common Warrants to Purchase up to 3,733,334 Shares of Common Stock
7,131,667 Shares of Common Stock underlying the Pre-Funded Warrants and Common Warrants

We are offering 335,001 shares of common stock, par value $0.01 per share (“Common Stock”), of Curis, Inc. (“Curis”, the “Company”, “our company”, “we” or “us”) and, to certain purchasers, 3,398,333 pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 3,398,333 shares of Common Stock, together with 3,733,334 common warrants (“August 2026 Warrants”) to purchase up to 3,733,334 shares of Common Stock at a combined public offering price of $1.50 per share of Common Stock and August 2026 Warrant and $1.49 per Pre-Funded Warrant and August 2026 Warrant, pursuant to this prospectus. The Common Stock and August 2026 Warrants will be sold in a fixed combination, with each share of Common Stock accompanied by one August 2026 Warrant to purchase one share of Common Stock.

We are offering to those purchasers whose purchase of our Common Stock in this offering would otherwise result in such purchaser, together with its affiliates and certain related parties, beneficially owning more than 9.99% of our outstanding Common stock immediately following the consummation of this offering, the opportunity, in lieu of purchasing Common Stock, to purchase the Pre-Funded Warrants. Each Pre-Funded Warrant will be immediately exercisable for one share of Common Stock at any time at the option of the holder until such Pre-Funded Warrant is exercised in full, provided that the holder will be prohibited from exercising Pre-Funded Warrants if, as a result of such exercise, the holder, together with its affiliates and certain related parties, would own more than 9.99% of the total number of shares of Common Stock then issued and outstanding. The combined purchase price of each Pre-Funded Warrant and August 2026 Warrant is $1.49 (which is the combined public offering price of $1.50 per share of Common Stock and August 2026 Warrant to be sold in this offering minus $0.01, the exercise price per share of Common Stock of each Pre-Funded Warrant). The Pre-Funded Warrants will be sold together with August 2026 Warrants in a fixed combination, with each Pre-Funded Warrant accompanied by one August 2026 Warrant to purchase one share of Common Stock.

Each August 2026 Warrant will have an exercise price of $1.75 per share of Common Stock, will be immediately exercisable upon issuance, and will expire on the five (5) year anniversary of the issuance date.

We are also registering the shares of Common Stock issuable from time to time upon the exercise of the Pre-Funded Warrants and August 2026 Warrants offered hereby.

Our Common stock is listed on The Nasdaq Capital Market under the symbol “CRIS”. On August 12, 2026, the last sale price of our Common stock was $1.67 per share. There is no established public trading market for the Pre-Funded Warrants or August 2026 Warrants and we do not expect a market to develop. Without an active trading market, the liquidity of those warrants will be limited. In addition, we do not intend to list the Pre-Funded Warrants or August 2026 Warrants on Nasdaq, any other national securities exchange or any other trading system.

The offering will terminate on September 9, 2026, unless (i) the closing occurs prior thereto or (ii) we decide to terminate the offering (which we may do at any time in our discretion) prior to that date. The securities purchased in this offering are expected to be issued in a single closing. The public offering price per share of Common Stock (or Pre-Funded Warrant) will be fixed for the duration of the offering.

We entered into a securities purchase agreement relating to the offering with those investors that chose to enter into such an agreement on August 12, 2026, the day that the registration statement of which this prospectus forms a part was declared effective, and that the closing of the offering will end one trading day after we first enter into a securities purchase agreement relating to the offering. The offering will settle delivery versus payment (“DVP”)/receipt versus payment (“RVP”). That is, on the closing date, we will issue the shares of Common Stock directly to the account(s) at the Placement Agent identified by each purchaser; upon receipt of such shares, the Placement Agent shall promptly electronically deliver such shares to the applicable purchaser, and payment therefor shall be made by the Placement Agent (or their clearing firm) by wire transfer to us.

We have engaged A.G.P./Alliance Global Partners. (“A.G.P.”) and Laidlaw & Company (UK) Ltd. (“Laidlaw”) (the “Placement Agents”) to act as our exclusive placement agents in connection with this offering. The Placement Agents have agreed to use their reasonable best efforts to arrange for the sale of the securities offered by this prospectus. The Placement Agents are not purchasing or selling any of the securities we are offering. We have agreed to pay to the Placement Agents the placement agent fees set forth in the table below

	Per Share of Common Stock and August 2026 Warrants	Per Pre-Funded Warrant and August 2026 Warrants	Total
Public Offering Price	$1.50	$1.49	$5,600,000
Placement Agents Fees (1)	$0.0975	$0.09685	$364,000
Proceeds to us, before expenses (2)(3)	$1.4025	$1.3931	$5,236,000

(1)
We have agreed to pay the Placement Agents a cash fee equal to 6.5% of the gross proceeds raised in this offering. See “Plan of Distribution” for a description of the compensation and expense reimbursement to be received by the Placement Agents.

(2)	We estimate the total expenses of this offering payable by us, excluding the Placement Agents fees, will be approximately $0.4 million.

(3)	Does not include proceeds from the cash exercise of the Pre-Funded Warrants or August 2026 Warrants, if any.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 8 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect to deliver the securities to the purchasers in the offering on or about August 14, 2026, subject to satisfaction of certain conditions.

Lead Placement Agent

A.G.P.

Co-Placement Agent

LAIDLAW & COMPANY (UK) LTD.

The date of this prospectus is August 12, 2026

About this Prospectus

This prospectus is part of a registration statement that we filed with the SEC. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes more information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website or its offices described below under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the Placement Agents have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The distribution of this prospectus and sale of these securities in certain jurisdictions may be restricted by law. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Persons in possession of this prospectus are required to inform themselves about and observe any such restrictions. The information contained in this prospectus and the documents incorporated by reference in this prospectus that we have authorized for use in connection with this offering, is accurate only as of the date of those respective documents regardless of the time of delivery of this prospectus when any sale of our securities occurs. Our business, financial condition, results of operations and prospects may have changed since those dates.

Neither we nor the Placement Agents have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons who come into possession of this prospectus and any free writing prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any free writing prospectus applicable to that jurisdiction. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should read this prospectus and the documents incorporated by reference in this prospectus in their entirety, before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation by Reference.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated herein by reference as exhibits to the registration statement, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus incorporates by reference market data and certain industry data and forecasts that were obtained from market research databases, publicly available information and industry publications and surveys. Industry surveys, publications and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable. We have relied on certain data from third-party sources, including industry forecasts and market research, which we believe to be reliable based on our management’s knowledge of the industry. Statements as to our market position are based on the most currently available data. While we are not aware of any misstatements regarding the industry data presented in this prospectus or in any document incorporated by reference, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Risk Factors” in this prospectus, and under similar headings in the other documents that are incorporated herein by reference.

PROSPECTUS SUMMARY

This prospectus summary highlights selected information appearing elsewhere in this prospectus and in documents we file with the SEC that are incorporated by reference in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus carefully, including the information incorporated by reference herein, the information set forth under the heading “Risk Factors” and our financial statements and the related notes thereto incorporated by reference in this prospectus.

Unless the context otherwise requires, all references in this prospectus to the “Company,” “Curis,” “we,” “our,” “ours,” and “us” refer to Curis, Inc.

Overview
We are a biotechnology company focused on the development of emavusertib (CA-4948), an orally available, small molecule inhibitor of Interleukin-1 receptor associated kinase, or IRAK4 and FMS-like tyrosine kinase 3 or FLT3. Emavusertib is currently being evaluated in the TakeAim Lymphoma Phase 1/2 study (CA-4948-101) in patients with relapsed/refractory primary central nervous system lymphoma, or PCNSL, in combination with ibrutinib, a Bruton Tyrosine Kinase inhibitor or BTK inhibitor and in our recently initiated TakeAim CLL study, a Phase 2 combination study of emavusertib in chronic lymphocytic leukemia, or CLL, with zanubrutinib, a BTK inhibitor. Our monotherapy and combination studies of emavusertib in AML are substantially complete. Emavusertib has received Orphan Drug Designation from the U.S. Food and Drug Administration, or FDA, for the treatment of PCNSL, AML and MDS and from the European Commission for the treatment of PCNSL. We, through our 2015 collaboration with Aurigene Discovery Technologies Limited, or Aurigene, have the exclusive license to emavusertib (CA-4948).

On July 2, 2026, the Company effected a 1-for-20 reverse stock split. All historical share counts, outstanding options, and per-share data (including loss per share) presented in this prospectus have been retroactively adjusted for all periods to reflect the impact of the stock split.

Emavusertib
Emavusertib is a small molecule inhibitor of Interleukin-1 receptor associated kinase, or IRAK4, and FMS‐like tyrosine kinase 3, or FLT3. IRAK4 plays an essential role in the toll-like receptor, or TLR, and interleukin-1 receptor, or IL-1R, signaling pathways, which are frequently dysregulated in patients with cancer. TLRs and the IL-1R family signal through the adaptor protein Myeloid Differentiation Primary Response Protein 88, or MYD88, which results in the assembly and activation of IRAK4, initiating a signaling cascade that induces cytokine and survival factor expression mediated by the NF-κB protein complex. Many B-cell leukemias and lymphomas are associated with constitutive activation of the NF-κB protein complex, which contributes to these cancers' proliferation and survival. The B-cell receptor, or BCR, and TLR pathways drive NF-κB activation. Preclinical studies have demonstrated that targeting both the BCR and TLR pathways is more synergistic than targeting either pathway alone. Similarly, preclinical studies targeting IRAK4 in combination with FLT3 have demonstrated the ability to overcome the adaptive resistance incurred when targeting FLT3 alone. In acute myeloid leukemia, or AML, emavusertib has shown monotherapy anti-tumor activity, particularly those with a FLT3 mutation, as well as synergy with both azacitidine and venetoclax. In non-Hodgkin's lymphoma patients, emavusertib has shown anti-tumor activity in combination with a BTK inhibitor.
In January 2026, we announced that we are focusing our operations on our ongoing combination Phase 1/2 study in relapsed/refractory, or R/R, PCNSL with ibrutinib and our recently initiated Phase 2 combination study of emavusertib in CLL with zanubrutinib. Our monotherapy and combination studies of emavusertib in AML are substantially complete, with additional funding, we plan to continue development of emavusertib in AML.

TakeAim CLL
In August 2025, we announced a Phase 2 open label clinical study of emavusertib in combination with zanubrutinib in frontline CLL (CA-4948-203, NCT07271667), also known as the TakeAim CLL study. In July 2026, we announced the first five patients in the study were dosed. We expect to announce initial CLL data in five to ten patients in December 2026.
TakeAim Lymphoma
Emavusertib is currently undergoing testing in combination with ibrutinib in a Phase 1/2 open-label, single arm expansion trial in patients with R/R PCNSL (CA-4948-101, NCT03328078), also known as the TakeAim Lymphoma Phase 1/2 study. In June 2022 and December 2023, we provided preliminary clinical data for patients with various hematological malignancies in the combination portion of the ongoing TakeAim Lymphoma Phase 1/2 study. In December 2023, we provided clinical and safety data of emavusertib in combination with ibrutinib in several non-Hodgkin's lymphoma subtypes, including PCNSL. In July and December 2024, emavusertib was granted Orphan Drug Designation by the European Commission and the U.S. Food and Drug Administration, or FDA, respectively, for the treatment of patients with PCNSL. In September 2024, March 2025, November 2025, and July 2026 we provided additional clinical data of emavusertib in combination with ibrutinib in R/R PCNSL. In March 2025, we announced that we had completed productive meetings with both the European Committee for Medicinal Products for Human Use, or CHMP, and the FDA on the suitability of using the ongoing TakeAim Lymphoma Phase 1/2 study to support a potential accelerated regulatory path for a Conditional Marketing Authorization, or CMA, submission in Europe and a New Drug Application, or NDA, submission in the U.S.

For submission in Europe, we engaged CHMP for scientific advice on the potential for CMA submission, with the following feedback:

•Current, single-arm, study could support a CMA;
•Primary endpoint of Overall Response Rate, or ORR, for a single-arm study is supported;
•45 patients may be sufficient to support a CMA, assuming compelling and consistent results;
•Due to the rarity of disease the proposed size of the safety database may be acceptable and will be a review issue for CMA; and
•Contribution of effect of each of emavusertib and ibrutinib as well as the emavusertib/ibrutinib combination in a BTKi-naïve population is required for CMA.

For submission in the U.S., we discussed with FDA the potential for an NDA submission for Accelerated Approval based on the lack of approved treatments, with the following feedback:

•Current, single-arm, study could support a submission for Accelerated Approval;
•ORR, supported by adequate duration of response, could be acceptable for Accelerated Approval;
•The number of patients needed to support safety and efficacy is a review issue, which is part of the NDA submission process; and
•An analysis of 100 mg vs 200 mg emavusertib dosing and contribution of effect of emavusertib, ibrutinib, and the emavusertib/ibrutinib combination in a BTKi-naïve population is required prior to NDA submission.

Both the CHMP and FDA encouraged us to continue discussions to align on the confirmatory study design, which is required prior to the CMA or NDA submission.

In July 2026, we announced the following updated data from PCNSL patients in our TakeAim Lymphoma study which included data for 7 BTK-naïve patients and 39 BTKi-experienced patients:

	as of July 1, 2026		as of May 1, 2025
	Evaluable Patients*	All Patients	Previous Data All Patients
BTKi-naïve	100% ORR (5 of 5)	86% ORR (6 of 7)	71% ORR (5 of 7)

BTKi-experienced	33% ORR (10 of 30)	26% ORR (10 of 39)	27% ORR (7 of 26)

*excludes patients who did not complete at lease 1 cycle (~1 month) of treatment

Our Collaboration and License Agreement
In January 2015, we entered into an exclusive collaboration agreement with Aurigene, which was amended in September 2016, February 2020, June 2020, and September 2024, for the discovery, development and commercialization of small molecule compounds in the areas of immuno-oncology and precision oncology worldwide, except for India and Russia, which are territories retained by Aurigene. We currently have licensed the IRAK4 (including emavusertib), PD1/TIM3, and an immuno-oncology program under the Aurigene collaboration.

For further information regarding our collaboration and license agreement, refer to Note 6, Research and Development Collaborations in Item 1 of Part I of our Quarterly Report on Form 10-Q and Note 9, Research and Development Collaborations, in Item 8 of Part II of our Annual Report on Form 10-K.

Liquidity and Events that Raise Substantial Doubt About Our Ability to Continue as a Going Concern
Since our inception, we have funded our operations primarily through private and public placements of our equity securities, license fees, contingent cash payments, royalties and research and development funding from our corporate collaborators, and the monetization of certain royalty rights. We have never been profitable on an annual basis and had an accumulated deficit of $1.3 billion as of March 31, 2026. For the three months ended March 31, 2026, we incurred a net loss of $24.2 million and used $9.0 million of cash in operations.

We expect to continue to generate operating losses in the foreseeable future. Our current cash and cash equivalents are not expected to fund our operations beyond 12 months from the date of filing this Prospectus. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. We will require substantial additional funds in the immediate term to maintain our research and development program and support operations.

We will need to generate significant revenues to achieve profitability, and do not expect to achieve profitability in the foreseeable future, if at all. We will require substantial additional funding to fund the development of emavusertib through regulatory approval and commercialization, and to support our continued operations. We will need to seek additional funding through a number of potential avenues, including private or public equity financings, collaborations, or other strategic transactions. Our ability to raise additional funds will depend on, among other factors, financial, economic and market conditions, as well as maintaining our listing on Nasdaq, many of which are outside of our control, and we may be unable to raise financing when needed, or on terms favorable to us. We have faced and expect to continue to face substantial difficulties in raising capital. If sufficient funds are not available, we will have to delay, reduce the scope of, or eliminate our research and development program for emavusertib, including related clinical trials and operating expenses, potentially delaying the time to market for or preventing the marketing of emavusertib, which could adversely affect our business prospects and our ability to continue our operations, and would have a negative impact on our financial condition and ability to pursue our business strategies. In addition, we may seek to engage in one or more strategic alternatives, such as a strategic partnership with one or more parties, the licensing, sale or divestiture of some of our assets or proprietary technologies or the sale of our company, but there can be no assurance that we would be able to enter into such a transaction or transactions on a timely basis or on terms favorable to us, or at all. If we are unable to obtain sufficient capital, we would be unable to fund our operations and may be required to evaluate alternatives, which could include dissolving and liquidating our assets or seeking protection under the bankruptcy laws, and a determination to file for bankruptcy could occur at a time that is earlier than when we would otherwise exhaust our cash resources. If we decide to dissolve and liquidate our assets or to seek protection under the bankruptcy laws, it is unclear to what extent we would be able to pay our obligations, and, accordingly, it is further unclear whether and to what extent any resources would be available for distributions to stockholders.

Key Drivers
We believe near term key drivers to our success will include:

•our ability to focus and successfully plan and execute current and planned clinical trials for emavusertib, and for such clinical trials to generate favorable data;
•our ability to raise additional financing to fund operations; and/or
•our ability to collaborate or license emavusertib and to successfully develop and commercialize emavusertib.

Company Information
We were organized as a Delaware corporation in February 2000. Our principal executive offices are located at 128 Spring Street, Building C – Suite 500, Lexington, Massachusetts 02421, and our telephone number is (617) 503-6500. Our website is located at www.curis.com. The information contained in, or that can be accessed through, our website is not incorporated by reference into this prospectus and should not be considered to be a part of this prospectus. Our website address is included as an inactive textual reference only.

Implications of Being a Smaller Reporting Company
We are a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates was less than $700 million measured on the last business day of our most recently completed second fiscal quarter and our annual revenue was less than $100 million during our most recently completed fiscal year. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter. For so long as we remain a smaller reporting company, we are permitted and intend to rely on exemptions from certain disclosure and other requirements that are applicable to other public companies that are not smaller reporting companies.

THE OFFERING

Common stock offered by us	335,001 shares.
Pre-funded Warrants offered by us
We are also offering, in lieu of Common Stock to certain investors, Pre-Funded Warrants to purchase up to 3,398,333 shares of our Common Stock. The purchase price of the Pre-Funded Warrants matches the price per share at which the shares of our Common Stock are being sold to the public in this offering, minus $0.01, which is the per share exercise price of the Pre-Funded Warrants. The Pre-Funded Warrants will be exercisable at any time after the date of issuance of such Pre-Funded Warrants, subject to an ownership limitation. See the section titled “Description of Securities We Are Offering” on page 19. This prospectus also relates to the offering of the shares of our Common Stock issuable upon exercise of the Pre-Funded Warrants.

August 2026 Warrants offered by us	We are also offering August 2026 Warrants to purchase 3,733,334 shares of our Common Stock. Each share of Common Stock or Pre-Funded Warrant is being offered together with one August 2026 Warrant exercisable for one share of Common Stock. Each August 2026 Warrant has an initial exercise price of $1.75 per share of Common Stock. The August 2026 Warrants will become exercisable immediately upon issuance and will expire five years from the date thereof. The August 2026 Warrants include certain mechanisms, including certain anti-dilution provisions and other standard adjustment provisions. To better understand the terms of the August 2026 Warrants, you should carefully read the “Description of August 2026 Warrants” section of this prospectus. You should also read the form of the August 2026 Warrant, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

The shares of Common Stock and Pre-Funded Warrants, and the accompanying August 2026 Warrants can only be purchased together in this offering but will be issued separately and will be immediately separable upon issuance. This prospectus also relates to the offering of the shares of Common Stock issuable upon exercise of the August 2026 Warrants.
Use of proceeds
We estimate the net proceeds of the offering will be approximately $4.8 million, after deducting the Placement Agents fees and expenses and estimated offering expenses payable by us.

We currently intend to use the net proceeds from this offering to fund our research and development activities and for working capital and general corporate purposes. We have not determined the amount of net proceeds to be used specifically for such purposes. As a result, our management will have broad discretion in the application of the net proceeds of this offering. See “Use of Proceeds” on page 13 for more information.

Risk Factors
Investing in our securities involves a high degree of risk. You should read the “Risk Factors” section starting on page 8 of this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

Nasdaq Capital Market symbol	Our Common Stock is listed on the Nasdaq Capital Market under the symbol “CRIS.” There is no established public trading market for the Pre-Funded Warrants and August 2026 Warrants being offered and we do not expect a market to develop. Without an active trading market, the liquidity of those warrants will be limited. In addition, we do not intend to list the Pre-Funded Warrants or August 2026 Warrants on the Nasdaq Capital Market, any other national securities exchange or any other trading system.
Best efforts offering	We have agreed to offer and sell the securities offered hereby to the purchasers through the Placement Agents. The Placement Agents are not required to buy or sell any specific number or dollar amount of the securities offered hereby, but they will use their reasonable best efforts to solicit offers to purchase the securities offered by this prospectus. See “Plan of Distribution” for more information.
The number of shares of our Common Stock that will be outstanding immediately after this offering as shown above is based on 2,090,077 shares outstanding as of August 7, 2026 and excludes:

•460,833 shares of our Common Stock issuable upon the exercise of stock options outstanding at a weighted average exercise price of $79.82 per share;
•5,464 shares of Common Stock issuable upon the vesting of restricted stock units outstanding;
•an aggregate of 28,069 shares of Common Stock reserved for future issuance under our 2026 Incentive Plan;
•an aggregate of 17,891 shares of Common Stock reserved for future issuance under our Amended and Restated 2010 Employee Stock Purchase Plan, as amended;
•153,278 shares of our Common Stock issuable upon the exercise of pre-funded warrants outstanding at an exercise price of $0.20 per share; and
•4,728,671 shares of our Common Stock issuable upon the exercise of warrants outstanding at a weighted average exercise price of $20.95 per share.

Except as otherwise noted, all information in this prospectus gives effect to a 1-for-20 reverse stock split of our Common Stock, which was effected on July 2, 2026.

Unless otherwise indicated, all information in this prospectus assumes:

•no additional sales of our Common Stock through our ATM Facility;
•no exercise or conversion of options, pre-funded warrants or warrants described above.

RISK FACTORS
An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks described below and discussed in the “Risk Factors” sections of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 incorporated by reference herein, together with other information in this prospectus, and the information and documents incorporated by reference in this prospectus. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our securities to decline, resulting in a loss of all or part of your investment.

Risks Related to This Offering

We have identified conditions and events that raise substantial doubt about our ability to continue as a going concern.

We will require substantial funds to maintain our research and development program and support operations in the near term. We have incurred losses and negative cash flows from operations since our inception. As of March 31, 2026, we had $15.0 million in cash and cash equivalents. Without taking into account the anticipated net proceeds from this offering, we expect these available cash resources to fund our existing operations into the fourth quarter of 2026. We have based this assessment on assumptions that may prove to be wrong, and we could exhaust our available capital resources sooner than we expect. Based on our current cash and cash equivalents, recurring losses and cash outflows from operations since inception, an expectation of continuing losses and cash outflows from operations for the foreseeable future and the need to raise additional capital to finance our future operations, we do not have sufficient cash on hand to support current operations beyond the next 12 months. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. The proceeds of this offering will not be sufficient to alleviate our substantial doubt about our ability to continue as a going concern beyond the next 12 months.

We will require substantial additional funding in the immediate term to fund the development of emavusertib through regulatory approval and commercialization, and to support our continued operations. We will need to seek additional funding through a number of potential avenues, including private or public equity financings, collaborations, or other strategic transactions. We have faced and expect to continue to face substantial difficulty in raising capital. If sufficient funds are not available, we will have to delay, reduce the scope of, or eliminate our research and development program for emavusertib, including related clinical trials and operating expenses, potentially delaying the time to market for or preventing the marketing of emavusertib, which would adversely affect our business prospects and our ability to continue our operations, and would have a negative impact on our financial condition and ability to pursue our business strategies. In addition, we may seek to engage in one or more strategic alternatives, such as a strategic partnership with one or more parties, the licensing, sale or divestiture of some of our assets or proprietary technologies or the sale of our company, but there can be no assurance that we would be able to enter into such a transaction or transactions on a timely basis or on terms favorable to us, or at all. If we are unable to obtain sufficient capital, we would be unable to fund our operations and may be required to evaluate alternatives, which could include dissolving and liquidating our assets or seeking protection under the bankruptcy laws, and a determination to file for bankruptcy could occur at a time that is earlier than when we would otherwise exhaust our cash resources. If we decide to dissolve and liquidate our assets or to seek protection under the bankruptcy laws, it is unclear to what extent we would be able to pay our obligations, and, accordingly, it is further unclear whether and to what extent any resources would be available for distributions to stockholders.

If we are unable to continue as a going concern, we may have to liquidate our assets and may receive less than the value at which those assets are carried on our audited financial statements, and it is likely that investors will lose all or a part of their investment. The report from our independent registered public accounting firm issued in connection with our Annual Report on Form 10-K for the year ended December 31, 2025 contains, and future reports may contain, statements expressing substantial doubt about our ability to continue as a going concern. If we seek additional financing to fund our business activities in the future and there remains substantial doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide funding to us on commercially reasonable terms, if at all.

We have broad discretion in how we use the net proceeds of this offering, and we may not use these proceeds effectively or in ways with which you agree.

Our management will have broad discretion as to the application of the net proceeds of this offering, including for any of the purposes described in the section of this prospectus entitled “Use of Proceeds.” You will be relying on the judgment of our management regarding the application of the proceeds of this offering. The results and effectiveness of the use of proceeds are uncertain, and we could spend the proceeds in ways that you do not agree with or that do not improve our results of operations or enhance the value of our Common Stock. Our failure to apply these funds effectively could have a material adverse effect on our business, delay the development of our drug candidates and cause the price of our Common Stock to decline.

Investors in this offering will pay a much higher price than the book value of our stock.

The offering price of our Common Stock is substantially higher than the net tangible book value per share of our Common Stock. Therefore, if you purchase shares of Common Stock in this offering, you will pay a price per share of Common Stock that substantially exceeds our net tangible book value per share after giving effect to this offering. Based on an offering price of $1.50 per share of Common Stock, if you purchase shares of Common Stock in this offering, you will experience immediate dilution of $0.05 per share, representing the difference between the offering price of the Common Stock and our as adjusted net tangible book value per share after giving effect to this offering. For a further description of the dilution that you will experience immediately after this offering, see “Dilution.”

You may experience future dilution as a result of future equity offerings or other issuances.

We will need additional capital to fund our research and development programs and to fulfill our planned operating goals. We may seek additional capital through a combination of private and public equity offerings, debt financings, strategic partnerships and alliances and licensing arrangements, which may cause your ownership interest to be diluted. We have a significant number of options and warrants to purchase shares of our Common Stock outstanding. If these securities are exercised, you may incur further dilution. Moreover, to the extent that we issue additional options to purchase, or securities convertible into or exchangeable for, shares of our Common Stock in the future and those options or other securities are exercised, converted or exchanged, stockholders may experience further dilution.

A substantial number of shares may be sold in the market following this offering, which may depress the market price for our Common Stock or cause it to be highly volatile.

Sales of a substantial number of shares of our Common Stock in the public market following this offering, or the perception that such sales could occur, could cause the market price of our Common Stock to decline or cause it to be highly volatile. A substantial majority of the outstanding shares of our Common Stock are, and all of the shares sold in this offering will be, freely tradable without restriction or further registration under the Securities Act, unless these shares are owned or purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act. In addition, we have also registered the shares of Common Stock that we may issue under our equity incentive plans. As a result, these shares can be freely sold in the public market upon issuance, subject to restrictions under securities laws.

Common Stock representing a substantial percentage of our outstanding shares are being sold in this offering, which could cause the price of our shares to decline.
We are selling 335,001 shares of our Common Stock in this offering, or approximately 16% of our Common Stock outstanding, prior to this offering, as of August 7, 2026. This sale and any future sales of a substantial number of shares of Common Stock in the public market, or the perception that such sales may occur, could adversely affect the price of the Common Stock on the Nasdaq Capital Market. We cannot predict the effect, if any, that market sales of the Common Stock or the availability of the Common Stock for sale will have on the market price of the Common Stock.

There is no public market for the Pre-Funded Warrants or the August 2026 Warrants in this offering.

There is no public trading market for the Pre-Funded Warrants or the August 2026 Warrants, and we do not expect a market to develop. In addition, we do not intend to apply to list the Pre-Funded Warrants or the August 2026 Warrants on any securities exchange or nationally recognized trading system, including Nasdaq. Without an active market, the liquidity of the Pre-Funded warrants or warrants will be limited.
We may not receive a significant amount or any additional funds upon the exercise of the pre- funded warrants.

The Pre-Funded Warrants are exercisable for $0.01 per share of Common Stock underlying such Pre-Funded Warrants or they may be exercised by way of a cashless exercise, meaning that the holders may not pay a cash purchase price upon exercise, but instead would receive upon such exercise the net number of shares of our Common Stock determined according to the formula set forth in the Pre-Funded warrants. Accordingly, we may not receive a significant amount or any additional funds upon the exercise of the Pre-Funded Warrants.

The holders of the Pre-Funded Warrants and August 2026 Warrants purchased in this offering will have no rights as holders of our Common Stock with respect to the shares of Common Stock underlying such Pre-Funded Warrants and August 2026 Warrants until such holders exercise the Pre-Funded Warrants and August 2026 Warrants and acquire our Common Stock.

Until a holder of the Pre-Funded Warrants and/or August 2026 Warrants acquires shares of our Common Stock upon exercise, such holder will have no rights with respect to the shares of our Common Stock underlying such Pre-Funded Warrants and/or August 2026 Warrants including with respect to dividends and voting rights. Upon exercise of the Pre-Funded Warrants and/or August 2026 Warrants, such holder will be entitled to exercise the rights of a holder of our Common Stock with respect to the shares of Common Stock underlying such warrants only as to matters for which the record date occurs after the exercise date.

Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

We have never declared nor paid cash dividends on our Common Stock. We currently plan to retain all of our future earnings, if any, to finance the operation, development and growth of our business. In addition, the terms of any future debt or credit agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our Common Stock will be your sole source of gain for the foreseeable future.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA
This prospectus contains forward-looking statements. Certain statements in this prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

•    the initiation, timing, progress and results of future preclinical studies and clinical trials, and our research and development program for emavusertib;
•    our estimates of the period in which we anticipate that existing cash and cash equivalents will enable us to fund our current and planned operations;
•    our ability to continue as a going concern;
•    our ability to obtain additional financing;
•    our ability to establish and maintain collaborations;
•    our plans to develop and commercialize emavusertib;
•    the timing or likelihood of regulatory filings and approvals;
•    the implementation of our business model and strategic plans for our business, drug candidate and technology;
•    our estimates regarding expenses, future revenue and capital requirements;
•    developments and projections relating to our competitors and our industry;
•    our commercialization, marketing and manufacturing capabilities and strategy;
•    the rate and degree of market acceptance and clinical utility of our products;
•    our ability to continue meeting the listing standards of The Nasdaq Stock Market LLC;
•    our competitive position; and
•    our intellectual property position.

Our actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including the factors referred to under the heading “Risk Factors” beginning on page 8 of this prospectus and in the “Risk Factors” sections of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements.

You should consider these factors and the other cautionary statements made in this prospectus and the documents we incorporate by reference herein and therein as being applicable to all related forward-looking statements wherever they appear in this prospectus or the documents incorporated by reference. While we may elect to update forward-looking statements wherever they appear in this prospectus or the documents incorporated by reference herein and therein, we do not assume, and specifically disclaim, any obligation to do so, whether as a result of new information, future events or otherwise, except as required by law.

This prospectus and the documents incorporated by reference herein and therein include statistical and other industry and market data that we obtained from industry publications and research, surveys, and studies conducted by third parties as well as our own estimates. All of the market data used in this prospectus and the documents incorporated by reference herein and therein involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such data. Industry publications and third-party research, surveys, and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. Our estimates of the potential market opportunities for our product candidates include several key assumptions based on our industry knowledge, industry publications, third-

party research, and other surveys, which may be based on a small sample size and may fail to accurately reflect market opportunities. While we believe that our internal assumptions are reasonable, no independent source has verified such assumptions.

USE OF PROCEEDS

The net proceeds of the sale of shares of Common Stock and Pre-Funded warrants in this offering will be approximately $4.8 million at the combined public offering price of $1.50 per share and accompanying warrant (or at the combined public offering price of $1.49 per Pre-Funded warrant and accompanying common warrant) after deducting estimated placement agents fees and expenses and estimated offering expenses payable by us.

As of March 31, 2026, we had cash and cash equivalents of $15.0 million. We currently intend to use the net proceeds from this offering to fund our research and development activities and for working capital and general corporate purposes. Accordingly, we will retain broad discretion over the use of the net proceeds from the sale of our securities pursuant to this prospectus. The precise amount and timing of the application of such proceeds will depend upon our liquidity needs and the availability and cost of other capital over which we have little or no control.

Pending the use of the proceeds from this offering, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities, certificates of deposit or government securities.

SELECTED FINANCIAL DATA

The following selected financial data has been derived from our audited financial statements in Curis’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the Commission on March 24, 2026 and our Quarterly Report on Form 10-Q for the period ended March 31, 2026 filed with the Commission on May 13, 2026, as adjusted to reflect the 1-for-20 reverse stock split effected on July 2, 2026 for all periods presented. Our historical results are not indicative of the results that may be expected in the future.

AS REPORTED (in thousands, except share and per share amounts)

	Three Months Ended March 31,		Year Ended December 31,
	2026	2025	2025	2024
	(unaudited)
Net loss	$(24,199)	$(10,616)	$(7,582)	$(43,389)
Net loss per share, basic and diluted	$(1.25)	$(1.25)	$(0.58)	$(6.88)
Weighted-average shares outstanding, basic and diluted	19,363,478	8,493,886	13,164,032	6,306,284
Common shares outstanding	39,978,693	10,462,250	12,928,853	8,487,818

AS ADJUSTED (in thousands, except share and per share amounts)

	Three Months Ended March 31,		Year Ended December 31,
	2026	2025	2025	2024
	(unaudited)
Net loss	$(24,199)	$(10,616)	$(7,582)	$(43,389)
Net loss per share, basic and diluted	$(24.99)	$(24.99)	$(11.52)	$(137.61)
Weighted-average shares outstanding, basic and diluted	968,276	424,781	658,297	315,315
Common shares outstanding	1,999,041	523,202	646,537	424,478

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2026 as follows:

•on an actual basis; and
•on an as adjusted basis to give effect to the issuance and sale in this offering of 335,001 shares of Common Stock at the combined public offering price of $1.50 per share and accompanying warrant and 3,398,333 pre-funded warrants at the combined public offering price of $1.49 per pre-funded warrant and accompanying warrant, after deducting the estimated Placement Agents fees and estimated offering expenses payable by us, as if such issuances and sales had occurred on March 31, 2026.

The following depiction of our capitalization on an as adjusted basis as of March 31, 2026 reflects the completion of this offering and does not reflect exercise of any options or warrants. The adjusted amounts shown below represent management’s estimate. The information in this table should be read in conjunction with and is qualified by reference to the financial statements and notes thereto and other financial information incorporated by reference into this prospectus.

	As of March 31, 2026
(U.S. dollars in thousands)	Actual	As Adjusted
Cash and cash equivalents	$15,001	$19,802

Shareholders’ equity:
Preferred Stock, $0.01 par value	-	-
Common Stock, $0.01 par value	20	23
Additional paid-in capital	1,284,267	1,289,065
Accumulated deficit	(1,271,580)	(1,271,580)
Total shareholders’ equity	$12,707	$17,508

The above discussion and table are based on 1,999,041 shares of Common Stock outstanding as of March 31, 2026, after giving effect to a 1-for-20 reverse stock split of our Common Stock, which was effected on July 2, 2026, and exclude, as of such date, the shares of Common Stock underlying the Pre-Funded Warrants or August 2026 Warrants, as well as the following:

•116,456 shares of our Common Stock issuable upon the exercise of stock options outstanding at a weighted average exercise price of $313.84 per share;
•349,574 shares of our Common Stock issuable upon the exercise of stock options granted after March 31, 2026, at a weighted average exercise price of $5.29 per share;
•7,408 shares of Common Stock issuable upon the vesting of restricted stock units outstanding;
•an aggregate of 28,069 shares of Common Stock reserved for future issuance under our 2026 Incentive Plan;
•an aggregate of 17,891 shares of Common Stock reserved for future issuance under our Amended and Restated 2010 Employee Stock Purchase Plan, as amended;
•50,000 shares of Common Stock converted to pre-funded warrants;
•33,587 shares of Common Stock issued upon the exercise of pre-funded warrants;
•153,278 shares of our Common Stock issuable upon the exercise of pre-funded warrants outstanding at an exercise price of $0.20 per share;
•4,728,671 shares of our Common Stock issuable upon the exercise of warrants outstanding at a weighted average exercise price of $20.95 per share; and
•107,449 shares of Common Stock sold through our ATM Facility.

DILUTION

If you invest in our Common Stock in this offering, your ownership interest will be diluted immediately to the extent of the difference between the public offering price per share of our Common Stock and the pro forma net tangible book value per share of our Common Stock after this offering.

Our historical net tangible book value as of March 31, 2026 was $3.7 million, or $1.74 per share of our Common Stock. Historical net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by 2,135,906 shares of our Common Stock and pre-funded warrants outstanding.

After giving effect to the sale of 335,001 shares of common stock of the Company at a combined public offering price of $1.50 per share and accompanying common warrant and 3,398,333 pre-funded warrants to purchase shares of common stock at a combined public offering price of $1.49 per pre-funded warrant and accompanying common warrant, less the estimated placement agents fees and expenses and estimated offering expenses payable by us our pro forma net tangible book value as of March 31, 2026 would have been approximately $8.5 million, or approximately $1.45 per share. This represents an immediate decrease in pro forma net tangible book value per share of $0.29 to existing stockholders and immediate dilution of $0.05 in pro forma net tangible book value per share to new investors purchasing common stock in this offering.

Dilution per share to new investors is determined by subtracting pro forma net tangible book value per share after this offering from the assumed public offering price per share paid by new investors. The following table illustrates this dilution on a per share basis.

Assumed offering price per share		$1.50
Net tangible book value per share as of March 31, 2026	$1.74
Decrease in net tangible book value per share attributable to new investors	$(0.29)
Pro forma net tangible book value per share after this offering		$1.45
Dilution per share to new investors		$0.05

The above discussion and table are based upon 1,999,041 shares of Common Stock and 136,865 pre-funded warrants outstanding as of March 31, 2026, after giving effect to a 1-for-20 reverse stock split of our Common Stock, which was effected on July 2, 2026, and exclude, as of such date, the shares of Common Stock underlying the Pre-Funded Warrants and August 2026 Warrants, as well as the following:

•116,456 shares of our Common Stock issuable upon the exercise of stock options outstanding at a weighted average exercise price of $313.84 per share;
•349,574 shares of our Common Stock issuable upon the exercise of stock options granted after March 31, 2026, at a weighted average exercise price of $5.29 per share;
•7,408 shares of Common Stock issuable upon the vesting of restricted stock units outstanding;
•an aggregate of 28,069 shares of Common Stock reserved for future issuance under our 2026 Incentive Plan;
•an aggregate of 17,891 shares of Common Stock reserved for future issuance under our Amended and Restated 2010 Employee Stock Purchase Plan, as amended;
•50,000 shares of Common Stock converted to pre-funded warrants;
•33,587 shares of Common Stock issued upon the exercise of pre-funded warrants;
•4,728,671 shares of our Common Stock issuable upon the exercise of warrants outstanding at a weighted average exercise price of $20.95 per share; and
•107,449 shares of Common Stock sold through our ATM Facility.

The above illustration does not take into account further dilution to investors in this offering that could occur upon the exercise of outstanding securities having a per share exercise price less than the effective public offering price per share of Common Stock in this offering. To the extent that any of these outstanding securities outstanding as of March 31, 2026, have been or are exercised in the future or we issue additional shares under our incentive plan, investors purchasing securities in this offering may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

DIVIDEND POLICY

We have never declared or paid cash dividends on our Common Stock. We currently intend to retain all available funds and any future earnings, if any, to fund the development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be made at the discretion of our board of directors. Payment of future cash dividends, if any, will be at the discretion of the board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, the requirements of then-existing debt instruments and other factors the board of directors deems relevant.

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering 335,001 shares of Common Stock together with 3,733,334 August 2026 Warrants. In addition, we are also offering, in lieu of Common Stock, to certain investors, Pre-Funded Warrants to purchase up to 3,398,333 shares of Common Stock. We are also offering the shares of Common Stock issuable from time to time upon exercise of the Pre-Funded Warrants and August 2026 Warrants offered hereby.

The following description of our Common Stock is intended as a summary only and therefore is not a complete description of our Common Stock. This description is based upon, and is qualified by reference to, our certificate of incorporation, our by-laws and applicable provisions of Delaware corporate law. You should read our certificate of incorporation and by-laws, which are filed as exhibits to the registration statement of which this prospectus forms a part, for the provisions that are important to you.

Pursuant to our certificate of incorporation, as amended, and as of the date of effectiveness of the registration statement of which this prospectus forms a part, our authorized capital stock consists of 567,514,300 shares of Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

Annual Meeting. Annual meetings of our stockholders are held on the date designated in accordance with our by-laws. Written notice must be mailed to each stockholder entitled to vote not less than ten nor more than 60 days before the date of the meeting. The presence in person, by means of remote communication in a manner, if any, authorized by our board of directors in its sole discretion, or by proxy of the holders of record of a majority of our issued and outstanding shares entitled to vote at such meeting constitutes a quorum for the transaction of business at meetings of the stockholders. Special meetings of the stockholders may be called for any purpose or purposes by the chair of the board of directors, chief executive officer (or if there is no chief executive officer, the president) or the board of directors. Except as may be otherwise provided by applicable law, our certificate of incorporation or our by-laws, all elections shall be decided by a plurality, and all other questions shall be decided by a majority, of the votes cast by stockholders entitled to vote thereon at a duly held meeting of stockholders at which a quorum is present.

Voting Rights. For all matters submitted to a vote of stockholders, each holder of Common Stock is entitled to one vote for each share registered in his or her name on our books. Our Common Stock does not have cumulative voting rights.

Dividends. If our board of directors declares a dividend, holders of Common Stock will receive payments from our funds that are legally available to pay dividends. However, this dividend right is subject to any preferential dividend rights we may grant to the holders of preferred stock, if any is outstanding.

Liquidation and Dissolution. If we are liquidated or dissolved, the holders of our Common Stock will be entitled to share ratably in all the assets that remain after we pay our liabilities and any amounts we may owe to the holders of preferred stock, if any is outstanding.

Other Rights. Holders of the Common Stock have no right to:

•    convert the stock into any other security;
•    have the stock redeemed;
•    purchase additional stock; or
•    maintain their proportionate ownership interest and there are no sinking fund provisions applicable to our Common Stock.

The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that the Company may designate and issue.

Transfer Agent and Registrar. Computershare Trust Company, N.A. is transfer agent and registrar for the Common Stock.

Listing on the Nasdaq Capital Market. Our Common Stock is listed on the Nasdaq Capital Market under the trading symbol “CRIS.”

Provisions of Our Certificate of Incorporation and By-laws and Delaware Law That May Have Anti-Takeover Effects

Certain provisions of our certificate of incorporation and by-laws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of our Common Stock and may limit the ability of stockholders to remove current management or directors or approve transactions that stockholders may deem to be in their best interest and, therefore, could adversely affect the price of our Common Stock.

No Cumulative Voting. The Delaware General Corporation Law, or the DGCL, provides that stockholders are not entitled to the right to accumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation does not provide for cumulative voting.

Board of Directors. Our by-laws provide for a board of directors divided as nearly equally as possible into three classes. Each class is elected to a term expiring at the annual meeting of stockholders held in the third year following the year of such election. The number of directors comprising our board of directors is fixed from time to time by the board of directors.

Removal of Directors by Stockholders. Our by-laws provide that directors may be removed only for cause by the affirmative vote of the holders of 75% of the shares of our capital stock issued, outstanding and entitled to vote.

Advance Notice Provisions. Our by-laws provide that a stockholder must notify us in writing, within timeframes specified in the by-laws, of any stockholder nomination of a director and of any other business that the stockholder intends to bring at a meeting of stockholders.

No Action by Written Consent. Our certificate of incorporation provides that our stockholders may not act by written consent and may only act at duly called meetings of stockholders; and that the affirmative vote of the holders of at least 75% of the shares of capital stock issued and outstanding and entitled to vote shall be required to amend or repeal, or to adopt any provision inconsistent with, the provision of our certificate of incorporation prohibiting stockholders from acting by written consent.

Amendment to By-laws. Our by-laws may be altered, amended or repealed, or new by-laws may be adopted, by a majority vote of our board of directors or by the affirmative vote of the holders of a majority of our capital stock issued and outstanding and entitled to vote. In addition, the affirmative vote of the holders of at least 75% of the shares of our capital stock issued and outstanding and entitled to vote shall be required to amend or repeal, or to adopt any provision inconsistent with the provisions of our by-laws related to the powers, number, term, classification, committees, the conduct of business at meetings, action by written consent, removal and filling of vacancies with respect to our board of directors; the calling of special meetings of stockholders; the nomination of directors; notice of business at an annual meeting and any provision relating to the amendment of the by-laws.

Undesignated Preferred Stock. Our board of directors has the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us.

These provisions of Delaware law, our certificate of incorporation and our by-laws may have the effect of deterring hostile takeovers or delaying changes in our control or in our management. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and in the policies they implement, and to discourage certain types of transactions that may involve an actual or threatened change of our control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts.

Exclusive Forum Selection. Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of our company, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers, other employees or stockholders of our company to our company or to our stockholders, (3) any action asserting a claim against our company arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery, or (4) any action asserting a claim against our company pursuant to any provision of our certificate of incorporation or by-laws or governed by the internal affairs doctrine. This exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Delaware Business Combination Statute. We are subject to Section 203 of the DGCL, or Section 203, which prohibits a Delaware corporation from engaging in business combinations with an interested stockholder. An interested stockholder is generally defined as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by such entity or person. Section 203 provides that an interested stockholder may not engage in business combinations with the corporation for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•    before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•    upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•    on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combinations to include the following:

•    any merger or consolidation involving the corporation and the interested stockholder;
•    any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;
•    subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•    any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
•    the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

Pre-Funded Warrants

The following summary of certain terms and provisions of the Pre-Funded Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Pre-Funded Warrants, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of the Pre-Funded Warrant for a complete description of the terms and conditions of the Pre-Funded Warrants.

Duration, Exercise Price and Form. Each Pre-Funded Warrant offered hereby will have an initial exercise price per share equal to $0.01. The Pre-Funded Warrants will be immediately exercisable upon issuance and may be exercised at any time until the Pre-Funded Warrants are exercised in full. The exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock and the exercise price.

Exercisability. The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). Purchasers of the Pre-Funded Warrants in this offering may elect to deliver their exercise notice following the pricing of the offering and prior to the issuance of the Pre-Funded Warrants at closing to have their Pre-Funded Warrants exercised immediately upon issuance and receive the Common Stock underlying the Pre-Funded Warrants upon closing of this offering. A holder (together with its affiliates) may not exercise any portion of the Pre-Funded Warrants to the extent that the holder would own more than 9.99% of the outstanding shares of Common Stock immediately after exercise.

Fractional Shares. No fractional shares will be issued in connection with the exercise of a Pre-Funded Warrant. In lieu of fractional shares of Common Stock, we will either round up to the nearest whole number.

Transferability. Subject to applicable laws, a Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the Pre-Funded Warrant to us together with the appropriate instruments of transfer.

Exchange Listing. There is no trading market available for the Pre-Funded Warrants on any securities exchange or nationally recognized trading system. We do not intend to list the Pre-Funded Warrants on any securities exchange or nationally recognized trading system.

Right as a Stockholder. Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder’s ownership of our Common Stock, the holders of the Pre-Funded Warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, until they exercise their Pre-Funded Warrants.

Fundamental Transaction. In the event of a fundamental transaction, as described in the Pre-Funded Warrants and generally including any reorganization, recapitalization or reclassification of our ordinary shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of 67% or more of our outstanding ordinary shares, or any person or group becoming the beneficial owner of 67% or more of the voting power represented by our outstanding ordinary shares, the holders of the Pre-Funded Warrants will be entitled to receive upon exercise of the Pre-Funded Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Pre-Funded Warrants immediately prior to such fundamental transaction.

August 2026 Warrants

The following summary of certain terms and provisions of the August 2026 Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the August 2026 Warrants, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of the August 2026 Warrant for a complete description of the terms and conditions of the August 2026 Warrants.

Duration, Exercise Price and Form. Each August 2026 Warrant offered hereby will have an initial exercise price per share equal to $1.75. The August 2026 Warrants will be immediately exercisable upon issuance and may be exercised at any time until five years from the issuance date. The exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock and the exercise price.

Exercisability. The August 2026 Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of Common Stock purchased upon such exercise. Purchasers of the August 2026 Warrants in this offering may elect to deliver their exercise notice following the pricing of the offering and prior to the issuance of the August 2026 Warrants at closing to have their August 2026 Warrants exercised immediately upon issuance and receive the Common Stock underlying the August 2026 Warrants upon closing of this offering. A holder (together with its affiliates) may not exercise any portion of the August 2026 Warrants to the extent that the holder would own more than 4.99% or 9.99%, as elected by the holder, of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of such warrant, which percentage may be increased at the holder’s election upon 61 days’ notice to us subject to the terms of such warrants, provided that such percentage may in no event exceed 19.99%.

Cashless Exercise. If, at the time a holder exercises its August 2026 Warrants, a registration statement registering the shares of Common Stock issuable upon exercise of the August 2026 Warrants under the Securities Act of 1933, as amended, is not then effective or available for the resale of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the August 2026 Warrants. No fractional shares will be issued upon the exercise of the August 2026 Warrants. We will, at our election, either pay a cash adjustment in respect of any such final fraction in an amount equal to such fraction multiplied by the exercise price or round up to the next whole share.

Exchange Listing. There is no trading market available for the August 2026 Warrants on any securities exchange or nationally recognized trading system. We do not intend to list the August 2026 Warrants on any securities exchange or nationally recognized trading system.

Right as a Stockholder. Except as otherwise provided in the August 2026 Warrants or by virtue of such holder’s ownership of our Common Stock, the holders of the August 2026 Warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, until they exercise their August 2026 Warrants.

Fundamental Transactions. In the event of a fundamental transaction, as described in the August 2026 Warrants and generally including any reorganization, recapitalization or reclassification of our ordinary shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of 67% or more of our outstanding ordinary shares, or any person or group becoming the beneficial owner of 67% or more of the voting power represented by our outstanding ordinary shares, the holders of the August 2026 Warrants will be entitled to receive upon exercise of the August 2026 Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the August 2026 Warrants immediately prior to such fundamental transaction.

Notwithstanding anything to the contrary, in certain circumstances, upon certain fundamental transactions, the holders of August 2026 Warrants will have the right to require us or a successor entity to repurchase such warrants at their fair value using a Black Scholes option pricing formula; provided that in the event that (i) the fundamental transaction is not approved by our board of directors, and therefore not within our control, and (ii) the alternate consideration payable to holders of Common Stock in such fundamental transaction consists of equity securities of the successor or acquirer that are quoted or listed on a nationally recognized securities exchange, then the holder of the August 2026 Warrants shall only be entitled to receive the same type or form of consideration (and in the same proportion), determined in accordance with the Black Scholes option pricing formula.

PLAN OF DISTRIBUTION

We have retained A.G.P. and Laidlaw to act as our placement agents, whereby A.G.P. is serving as lead placement agent, and Laidlaw, as co-placement agent in connection with this offering subject to the terms and conditions of the placement agent agreement dated August 12, 2026. The Placement Agents are not purchasing or selling any of the securities offered by this prospectus, nor are they required to arrange the purchase or sale of any specific number or dollar amount of securities. We have entered into a securities purchase agreement directly with certain investors, at the investor’s option, who purchase our securities in this offering. Investors who did not enter into a securities purchase agreement shall rely solely on this prospectus in connection with the purchase of our securities in this offering.

We will deliver the securities being issued to the investors upon receipt of such investor’s funds for the purchase of the securities offered pursuant to this prospectus. We expect to deliver the securities being offered pursuant to this prospectus on or about August 14, 2026.

Fees and Expenses

We have agreed to pay the Placement Agents an aggregate fee equal to 6.5% of the purchase price paid by all purchasers in this offering. In addition, we have agreed to reimburse the Placement Agents for their legal fees in an amount up to $100,000 and for non-accountable expenses of up to $10,000.

We estimate the total expenses of this offering paid or payable by us, exclusive of the placement agent fee and reimbursements, will be approximately $0.4 million. After deducting the fees due to the Placement Agents and our estimated expenses in connection with this offering, net proceeds from this offering will be approximately $4.8 million.

The following table shows the per share and total cash fees we will pay to the Placement Agents in connection with the sale of the securities pursuant to this prospectus.

	Per Share of Common Stock and August 2026 Warrants	Per Pre-Funded Warrant and August 2026 Warrants	Total
Public Offering Price	$1.50	$1.49	$5,600,000
Placement Agents Fees (1)	$0.0975	$0.09685	$364,000
Proceeds to us, before expenses (2)(3)	$1.4025	$1.3931	$5,236,000

(1)
We have agreed to pay the Placement Agents a cash fee equal to 6.5% of the gross proceeds raised in this offering. See “Plan of Distribution” for a description of the compensation and expense reimbursement to be received by the Placement Agents.

(2)	We estimate the total expenses of this offering payable by us, excluding the Placement Agents fees, will be approximately $0.4 million.

(3)	Does not include proceeds from the cash exercise of the Pre-Funded Warrants or August 2026 Warrants, if any.

Indemnification

We have agreed to indemnify the Placement Agents and specified other persons against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the Placement Agents may be required to make in respect thereof.

Lock-Up Agreements

Our directors and officers have entered into lock-up agreements. Under the lock-up agreements, our directors and officers have agreed, subject to certain exceptions, not to sell or transfer any shares of our Common Stock or securities convertible into, or exchangeable or exercisable for, Common Stock during the period ending 60 days from the closing date of this offering, without first obtaining the written consent of the Placement Agents. Under the lock-up agreements, our directors and officers agreed not to:
•Offer for sale, sell, pledge or otherwise transfer or dispose of (or enter into any transaction that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) any shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock;
•Enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of Common Stock;
•Make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any of our securities; or
•Publicly disclose any intention to do any of the foregoing.

No Sales of Similar Securities

We have agreed, subject to certain exceptions, not to issue, enter into any agreement to issue or announce the issuance or proposed issuance of, any shares of Common Stock (or securities convertible into or exercisable for Common Stock) or, subject to certain exceptions, file any registration statement, including any amendments or supplements thereto (other than the registration statement or amendment to the registration statement relating to the securities offered hereunder and a registration statement on Form S-8), until 60 days after the completion of this offering. We have also agreed not to enter into or issue any shares under a variable rate transaction (as defined in the securities purchase agreement) for 180 days after the completion of this offering; provided, however, that following 60 days after the completion of this offering we may enter into and issue shares of Common Stock through our ATM facility.

Regulation M

The Placement Agents may be deemed to be underwriters within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by them and any profit realized on the resale of the securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As underwriters, the Placement Agents would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of Common Stock by any of the Placement Agents acting as principal. Under these rules and regulations, each of the Placement Agents:
•may not engage in any stabilization activity in connection with our securities; and
•may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Discretionary Accounts

The Placement Agents do not intend to confirm sales of the securities offered hereby to any accounts over which it has discretionary authority.

Other Activities and Relationships

The Placement Agents and certain of its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Placement Agents and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.
In the ordinary course of its various business activities, the Placement Agents and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the Placement Agents or their affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The Placement Agents and their affiliates may hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the Common Stock offered hereby. Any such short positions could adversely affect future trading prices of the Common Stock offered hereby. The Placement Agents and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following discussion is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the shares of Common Stock and Pre-Funded Warrants and accompanying August 2026 Warrants, which we refer to collectively as the “Securities,” issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not discussed. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”) in effect as of the date of this offering. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of the Securities. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position regarding the tax consequences of the purchase, ownership and disposition of the Securities.

This discussion is limited to holders that hold the Securities as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of any alternative minimum tax or the unearned income Medicare contribution tax. In addition, it does not address consequences relevant to holders subject to particular rules, including, without limitation:

•U.S. expatriates and certain former citizens or long-term residents of the United States;
•persons holding the Securities as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
•banks, insurance companies and other financial institutions;
•brokers, dealers or traders in securities;
•“controlled foreign corporations,” “foreign controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;
•partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);
•tax-exempt organizations or governmental organizations;
•persons deemed to sell the Securities under the constructive sale provisions of the Code;
•persons who hold or receive the Securities pursuant to the exercise of any employee stock option or otherwise as compensation;
•real estate investment trusts or regulated investment companies;
•persons subject to special tax accounting rules as a result of any item of gross income with respect to the Securities being taken into account in an “applicable financial statement” (as defined in the Code);
•“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and
•tax-qualified retirement plans.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the Securities, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding the Securities and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT INTENDED AS LEGAL OR TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SECURITIES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Allocation of Purchase Price
Each share of Common Stock or Pre-Funded Warrant, as applicable, and accompanying August 2026 Warrant will be treated for U.S. federal income tax purposes as an investment unit consisting of one share of our Common Stock or Pre-Funded Warrant, as applicable, and a warrant to purchase a share of our Common Stock. In determining their tax basis for the Common Stock or Pre-Funded Warrant and August 2026 Warrant, holders of Securities should allocate their purchase price for the unit between the Common Stock or Pre-Funded Warrant, as applicable, and the August 2026 Warrant on the basis of their relative fair market values at the time of issuance. The Company does not intend to advise holders of the Securities with respect to this determination, and holders of the Securities are advised to consult their tax and financial advisors with respect to the relative fair market values of the Common Stock or Pre-Funded Warrants, as applicable, and the August 2026 Warrants for U.S. federal income tax purposes.

Treatment of Pre-Funded Warrants
Although not free from doubt, a Pre-Funded Warrant should be treated as a share of our Common Stock for U.S. federal income tax purposes, and a holder of Pre-Funded Warrants should generally be taxed in the same manner as a holder of Common Stock, as described below. Accordingly, no gain or loss should be recognized (other than with respect to cash paid in lieu of a fractional share, which will be subject to the rules described below under "Tax Considerations Applicable to U.S. Holders—Sale or Other Taxable Disposition of the Securities" and "Tax Considerations Applicable to Non-U.S. Holders—Sale or Other Taxable Disposition of the Securities") upon the exercise of a Pre-Funded Warrant and, upon exercise, the holding period of a Pre-Funded Warrant should carry over to the share of Common Stock received. Similarly, the tax basis of the Pre-Funded Warrant should carry over to the share of Common Stock received upon exercise, increased by the exercise price of $0.01. The discussion below assumes the characterization described above is respected for U.S. federal income tax purposes. This characterization is not binding on the IRS, and the IRS may treat our Pre-Funded Warrants as warrants to acquire shares of our Common Stock. In that case, the U.S. federal income tax consequences with respect to an investment in Pre-Funded Warrants pursuant to this offering could be materially different than the discussion set forth herein. Holders should consult their tax advisors regarding the risks associated with the acquisition of Pre-Funded Warrants pursuant to this offering (including alternative characterizations).

Tax Considerations Applicable to U.S. Holders
Definition of a U.S. Holder
For purposes of this discussion, a “U.S. holder” is any beneficial owner of the Securities that, for U.S. federal income tax purposes, is or is treated as any of the following:

•an individual who is a citizen or resident of the United States;
•a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;
•an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•a trust that (1) is subject to the primary supervision of a U.S. court and all substantial decisions of which are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions
As described in the section entitled “Dividend Policy,” we do not anticipate paying any cash dividends in the foreseeable future. However, if we do make distributions on the Common Stock or Pre-Funded Warrants, such distributions of cash or property will constitute dividends to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Dividends received by a corporate U.S. holder may be eligible for a dividends received deduction, subject to applicable limitations. Dividends received by certain non-corporate U.S. holders, including individuals, are generally taxed at the lower applicable capital gains rate provided certain holding period and other requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital and first be applied against and reduce a U.S.

holder’s adjusted tax basis in its Common Stock or Pre-Funded Warrants, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition of the Securities.” The tax treatment of a distribution paid on an August 2026 Warrant is uncertain. Holders of August 2026 Warrants should discuss the tax treatment of any such distribution with their tax advisors.

Sale or Other Taxable Disposition of the Securities
Upon the sale, exchange or other taxable disposition of Common Stock or Pre-Funded Warrants, a U.S. holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale, exchange or other taxable disposition and (ii) such U.S. holder’s adjusted tax basis in the Common Stock or Pre-Funded Warrant. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in such Common Stock or Pre-Funded Warrant is more than one year at the time of the sale, exchange or other taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, generally will be subject to reduced rates of U.S. federal income tax. The deductibility of capital losses is subject to certain limitations.

Exercise or Expiration of August 2026 Warrants
In general, a U.S. holder will not be required to recognize income, gain or loss upon exercise of an August 2026 Warrant for its exercise price (except to the extent the U.S. holder receives a cash payment for a such fractional share that would otherwise have been issuable upon exercise of the August 2026 Warrant, which will be treated as a sale as described above under “Sale or Other Taxable Disposition of the Securities”). A U.S. holder’s tax basis in a share of Common Stock received upon exercise of August 2026 Warrants will be equal to the sum of (i) the U.S. holder’s tax basis in the August 2026 Warrants exchanged therefor and (ii) the exercise price of such August 2026 Warrants. A U.S. holder’s holding period in the shares of Common Stock received upon exercise will commence on the day after such U.S. holder exercises the August 2026 Warrants. Although there is no direct legal authority as to the U.S. federal income tax treatment of an exercise of an August 2026 Warrant on a cashless basis, we intend to take the position that such exercise will not be taxable, either because the exercise is not a gain realization event or because it qualifies as a tax-free recapitalization. In the former case, the holding period of the shares of Common Stock received upon exercise of August 2026 Warrants should commence on the day after the August 2026 Warrants are exercised. In the latter case, the holding period of the shares of Common Stock received upon exercise of August 2026 Warrants would include the holding period of the exercised August 2026 Warrants. However, our position is not binding on the IRS, and the IRS may treat a cashless exercise of an August 2026 Warrant as a taxable exchange. U.S. holders are urged to consult their tax advisors as to the consequences of an exercise of an August 2026 Warrant on a cashless basis, including with respect to their holding period and tax basis in the Common Stock received.

If an August 2026 Warrant expires without being exercised, a U.S. holder will recognize a capital loss in an amount equal to such holder’s tax basis in the August 2026 Warrant. Such loss will be long-term capital loss if, at the time of the expiration, the U.S. holder’s holding period in such August 2026 Warrant is more than one year. The deductibility of capital losses is subject to certain limitations.

Constructive Dividends on Pre-Funded Warrants and August 2026 Warrants
A U.S. holder of a Pre-Funded Warrant or August 2026 Warrant may, in some circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a result of an adjustment or the non-occurrence of an adjustment to the exercise price or number of shares of Common Stock issuable upon exercise of the Pre-Funded Warrant or August 2026 Warrant. U.S. holders should consult their tax advisors regarding the proper treatment of any adjustments (or the non-occurrence of any adjustments) to the Pre-Funded Warrants or August 2026 Warrants.

Information Reporting and Backup Withholding
A U.S. holder may be subject to information reporting and backup withholding when such holder receives payments on the Securities (including dividends or constructive dividends) or receives proceeds from the sale or other taxable disposition of the Securities. Certain U.S. holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:

•fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;
•furnishes an incorrect taxpayer identification number; or
•is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Considerations Applicable to Non-U.S. Holders
For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of the Securities that is neither a U.S. holder nor an entity treated as a partnership for U.S. federal income tax purposes.

Distributions
As described in the section entitled “Dividend Policy,” we do not anticipate paying any cash dividends in the foreseeable future. However, if we do make distributions on our Common Stock or Pre-Funded Warrants, such distributions of cash or property on our Common Stock (including constructive distributions) will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a non-U.S. holder’s adjusted tax basis in its Common Stock or Pre-Funded Warrant, but not below zero. Any excess will be treated as capital gain and will be treated as described below under "—Sale or Other Taxable Disposition of the Securities". Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of the withholding rules discussed below we or the applicable withholding agent may treat the entire distribution as a dividend. The tax treatment of a distribution paid on an August 2026 Warrant is uncertain but may be treated as a distribution on equity or ordinary income. Holders of August 2026 Warrants should discuss the tax treatment of any such distribution, including the withholding tax consequences of such a distribution, with their tax advisors.

Dividends paid to a non-U.S. holder that are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty).

Non-U.S. holders will be entitled to a reduction in or an exemption from withholding on dividends as a result of either (a) an applicable income tax treaty or (b) the non-U.S. holder holding the applicable Securities in connection with the conduct of a trade or business within the United States and dividends being effectively connected with that trade or business. To claim such a reduction in or exemption from withholding, the non-U.S. holder must provide the applicable withholding agent with a properly executed (a) IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming an exemption from or reduction of the withholding tax under the benefit of an income tax treaty between the United States and the country in which the non-U.S. holder resides or is established, or (b) IRS Form W-8ECI stating that the dividends are not subject to withholding tax because they are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States, as may be applicable. These certifications must be provided to the applicable withholding agent prior to the payment of dividends. Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If dividends paid to a non-U.S. holder are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), then, although exempt from U.S. federal withholding tax (provided the non-U.S. holder provides appropriate certification, as described above), the non-U.S. holder will be subject to U.S. federal income tax on such dividends on a net income basis at the regular rates applicable to United States persons. In addition, a non-U.S. holder that is a corporation may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year that are attributable to such dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale or Other Taxable Disposition of the Securities

A non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of the Securities unless:

•the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);
•the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or
•the Securities constitute U.S. real property interests (“USRPIs”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular rates applicable to United States persons. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain realized upon the sale or other taxable disposition of the Securities, which may be offset by certain U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States) provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we are not currently and do not anticipate becoming a USRPHC. Because the determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our other business assets and our non-U.S. real property interests, however, there can be no assurance that we are not a USRPHC or will not become one in the future.

Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Constructive Dividends on Pre-Funded Warrants and August 2026 Warrants
A non-U.S. holder of Pre-Funded Warrants or August 2026 Warrants may be treated as receiving deemed payment of a taxable dividend under certain circumstances as a result of an adjustment or the non-occurrence of an adjustment to the exercise price or number of shares of Common Stock issuable upon exercise of the Pre-Funded Warrant of August 2026 Warrant, as described above under "Tax Considerations Applicable to Non-U.S. Holders—Distributions." Any resulting withholding tax attributable to deemed dividends may be collected from other amounts payable or distributable to the non-U.S. holder. Non-U.S. holders should consult their tax advisors regarding the proper treatment of any adjustments (or the non-occurrence of any adjustments) to the Pre-Funded Warrants and August 2026 Warrants.

Information Reporting and Backup Withholding
A non-U.S. holder will not be subject to backup withholding with respect to distributions on the Securities (including constructive dividends), provided the applicable withholding agent does not have actual knowledge or reason to know such holder is a United States person and the holder certifies its non-U.S. status, such as by providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or other applicable certification. However, information returns generally will be filed with the IRS in connection with any distributions (including deemed distributions) made on the Securities to the non-U.S. holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

Information reporting and backup withholding may apply to the proceeds of a sale or other taxable disposition of the Securities within the United States, and information reporting may (although backup withholding generally will not) apply to the proceeds of a sale or other taxable disposition of the Securities outside the United States conducted through certain U.S.-related financial intermediaries, in each case, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder on IRS Form W-8BEN or W-8BEN-E, or other applicable form (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or such owner otherwise establishes an exemption. Proceeds of a disposition of the Securities conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”)) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends (including deemed dividends) paid on the Securities, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of the Securities paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends (including deemed dividends). Because we may not know the extent to which a distribution (including deemed distributions) is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of these withholding rules we or the applicable withholding agent may treat the entire distribution as a dividend. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of the Securities beginning on January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in the Securities.

LEGAL MATTERS

The validity of the shares of the common stock offered hereby has been passed upon for us by Latham & Watkins LLP, Boston, Massachusetts. Certain legal matters in connection with this offering will be passed upon for the placement agents by Thompson Hine LLP, New York, New York.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2025 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.curis.com. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and our consolidated subsidiaries and our Common Stock. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings and the exhibits attached thereto. You should review the complete document to evaluate these statements. You can obtain a copy of the registration statement from the SEC’s website.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below (File No. 000-30347) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) between the date of the registration statement and the effectiveness of the registration statement and following the effectiveness of the registration statement until the offering of securities under the registration statement is terminated or completed:

•    Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as filed with the SEC on March 24, 2026;
•    Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 filed on May 13, 2026;
•    The information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 from our Definitive Proxy Statements on Schedule 14A, filed on February 19, 2026, April 21, 2026, and June 5, 2026, respectively;
•    Current Reports on Form 8-K (or 8-K/A) filed on January 8, 2026, February 9, 2026, March 17, 2026, May 1, 2026, May 22, 2026, June 25, 2026, July 1, 2026 (as amended on July 1, 2026), July 2, 2026, and July 30, 2026 respectively;
•    The description of our Common Stock contained in our Registration Statement on Form 8-A as filed with the SEC on April 13, 2000, as the description therein has been updated and superseded by the description of our capital stock contained in Exhibit 4.2 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as filed with the SEC on March 24, 2026, and including any amendments and reports filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Curis, Inc.
128 Spring Street
Building C – Suite 500
Lexington, MA 02421
Attn: Chief Financial Officer
(617) 503-6500

335,001 Shares of Common Stock
3,398,333 Pre-Funded Warrants to Purchase Up to 3,398,333 Shares of Common Stock
3,733,334 Common Warrants to Purchase up to 3,733,334 Shares of Common Stock
7,131,667 Shares of Common Stock underlying the Pre-Funded Warrants and Common Warrants

PROSPECTUS

Lead Placement Agent
A.G.P.
Co-Placement Agent
LAIDLAW & COMPANY (UK) LTD.

August 12, 2026